EXHIBIT 99.1

JAZZ TECHNOLOGIES, INC., #11087081
First Quarter 2007 Preliminary Financial Results Conference
April 2, 2007, 6:30 a.m., ET
Chairperson: Gil Amelio

Operator
Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Jazz Technologies' investor conference call. During today's presentation all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star followed by the one on your touchtone phone. This conference is being recorded Monday, April 2, 2007.

I would now like to turn the conference over to Gil Amelio, Chairman and Chief Executive Officer. Please go ahead, Mr. Amelio.

G. Amelio
Good morning and thank you for joining today's conference call. As the introducer said, I'm Gil Amelio, Chairman and CEO of Jazz Technologies and I'm pleased to host today's call with our President, Allen Hancock; our Chief Financial and Administrative Officer, Paul Pittman; and our Vice President of Finance and Corporate Controller, [inaudible] Tank [sp].

Present management took control of the company about 40 days ago. Hence, the purpose of this call is to review our initial assessment of the business, to discuss the preliminary financial results for the first quarter of ‘07 and to share our high level outlook going forward. I will also provide a brief overview of our strategic plans for the company and update you on some of the initiatives implemented after the close of our merger with Jazz Semiconductor. After the prepared comments, participants of the live call will have an opportunity to ask questions as the introducer said and the webcast of this call will be archived on our website for the next 90 days.

First, some Safe Harbor language. I'd like to remind everyone that some of the information we'll discuss today constitutes forward-looking statements. Actual results could differ materially from our current expectations. To understand the risks that could cause results to differ, please refer to the risk factors identified in our latest annual report on Form 10K, proxy on Form DEFA-14A, and current reports on Form 8K which are filed with the Securities and Exchange Commission.

I would like to begin by thanking our shareholders for their support. We continue to see tremendous potential in Jazz and have begun to formulate a comprehensive plan for taking the company to a new level and transforming it into a leading, high performance analog intensive business. We expect to fully leverage our extensive IP library, solid and expanding customer base and our unique position in the marketplace as a leading provider of high end specialty integrated processes. Our immediate plans include growing the company, streamlining its cost structure and putting an enhanced infrastructure into place.

The implementation of our plan kicked off immediately after the close of the merger. I will share our strategic roadmap later on the call, but first our Chief Financial and Administrative Officer, Paul Pittman, will provide our preliminary financial results for the first quarter of 2007. Paul?

P. Pittman
Thank you, Gil. As you know, Q1 ‘07 is the first fiscal quarter that we will be reporting following the completion of our merger with Jazz Semiconductor on February 16, 2007. We understand that our shareholders have been limited in the scope of financial and operational data available given the private status of Jazz Semiconductor prior to the merger close. We have taken this into account and decided to quickly provide investors with a preview of select financial statistics for the quarter ended March 31, 2007.

As we discuss these results, please keep in mind that we are still completing our quarter close and do not have full financials at this time. The metrics that we will provide reflect estimated first quarter operating results for our wholly owned subsidiary, Jazz Semiconductor, without taking into account any of the costs and accounting adjustments related to the merger. After the books are closed and we have finalized our reporting process, Jazz Technologies will provide the full financial information for the first fiscal quarter of 2007. We expect to release full financials by the end of April or early May.

Based on preliminary information, revenue for the first quarter of 2007 is expected to range between $46.5 and $47 million. Proforma EBITDA for Jazz Semiconductor as a stand alone entity is expected to be break even to slightly positive. This metric is provided for comparison purposes with Jazz Semiconductor's financial performance prior to the merger close. It excludes any costs related to purchase price accounting, transaction costs, debt service on the convertible note and salaries of Jazz Technologies management, other public company costs and other items.

Preliminary first quarter cap ex is approximately $2.7 million and preliminary interest expense excluding any interest income is approximately $3.8 million.

The cash and cash equivalents and restricted cash at the end of Q1 ‘07 are approximately $30 million with approximately $168 million in debt which includes $166.8 million in a convertible note and approximately $1.2 million drawn on our $65 million line of credit.

Following our announcement of a share buy back program earlier this year, Jazz has been active in the open market, reflecting our confidence in the company's future. To date we have used approximately $25.1 million in cash to repurchase approximately 11.95 million warrants and approximately 2.95 million common shares. As of March 30th we had 23.9 million of common shares and 46.2 million of warrants outstanding.

The sequential revenue decline in Q1 reflects in part the inventory correction which is affecting the broader semiconductor industry and specifically those providers targeting the consumer and communications end markets. First quarter results were also impacted by a number of inefficiencies that we inherited and are now working to correct.

At the end of 2006 and throughout the first quarter we saw a decline in utilization rates. Based on inventory levels we observed in our end markets and customer forecasts, we believe that the inventory correction will soon be behind us. We expect that the second quarter will be sequentially stronger.

One of our goals is to become more nimble given the cyclical nature of our industry and be able to adjust faster to market conditions. One of the first things we did following the merger close was to introduce an aggressive cost cutting program across the entire organization. This included a workforce reduction of approximately 60 salaried people or close to 15% of the total Jazz Semiconductor salaried personnel. We expect the cumulative impact of this workforce reduction to be approximately $6.2 million per year including salary and benefits. Approximately 50% of this impact will be realized above the gross margin line with the remaining 50% reflected in operating costs.

In the first quarter of 2007 we will recognize a severance related charge of approximately $600,000. In the second quarter Jazz will start realizing most of the benefits with the full impact of the program seen in Q3 ‘07. Total fiscal year 2007 savings are forecasted at $3.6 million net of severance.

We also reached an agreement with approximately 100 bargaining unit factory employees to take a voluntary 6 weeks of unpaid leave given lower fab utilization rates observed in Q1 ‘07. This translates into a savings of $325,000 split between the first and second quarters of 2007.

Another area for cost reductions that we intend to address during the coming months is purchasing. Jazz procures over $150 million per year from outside vendors. We believe that a significant savings may be attained by consolidating and streamlining these purchasing efforts.

And now let me turn the call over to Gil who will provide some additional insight into Jazz Technologies' strategy going forward. Gil?

G. Amelio
Thank you, Paul. As mentioned, cost savings and operations is a very high priority for us. We are also actively looking to add lower cost manufacturing capacity and to increase the efficiency of our existing Newport Beach facility.

A concomitant goal is boosting our revenue per wafer start. These initiatives tie into our overall strategy of streamlining the cost structure, improving the operating leverage of the company and enhancing our proprietary technologies.

We have narrowed our search for additional capacity to a handful of wafer fabrication facilities and are currently evaluating these alternatives. I expect that the contemplated fab acquisition will be attractive from a valuation perspective given the nature of leading edge analog intensive specialty processes which require less advanced geometry technology than leading edge digital CMOS processes.

In addition to making our business model more flexible from a cost structure perspective, we will work to enhance and diversify our revenue sources. This includes, first, increasing our exposure to less cyclical end markets including aerospace and defense which currently contributes less than 5% of our revenues.

Second, continuing our commitment to the development of new proprietary processes and expansion into new applications.

Third, in select end markets, gradually enhancing our position in the value chain to move closer to the ultimate consumer by providing highly integrated solutions that use ICs fabbed by Jazz Semiconductor.

And finally, reducing over time our customer concentration through new customer acquisition. Semiconductor companies are increasingly going fabless and Jazz is well positioned to benefit from this trend by taking these fabless and fab-like companies on as new customers.

Some of the initiatives aimed at making our offering even more attractive to customers include enhancing our frontend design services to help our customers get optimized designs into our factory quickly and to get to market faster. This means becoming more flexible in designing and fabricating ICs to the exact customer specifications through turnkey custom ASIC service.

In the first quarter of 2007, Jazz Semiconductor continued to receive new design wins and announced the availability of several new processes. At the end of the first quarter Jazz had more than 300 design wins and over 100 customers.

Reflecting our emphasis on growing the power management business, in March we introduced a new industry leading high voltage process targeting complex power management and smart power applications. We also secured a new design win in the power manage area with CIVX, a fabless semiconductor company targeting consumer, industrial and networking markets.

Another notable customer announcement was with GloNav, a fabless semiconductor company developing satellite navigation systems. GloNav will use our silicon germanium bi-CMOS process to deliver ultra low power, high performance global positioning satellite RFICs.

In the first quarter we also neared completion of our capacity expansion at the Newport Beach facility. As a result of this expansion, our capacity has increased by approximately 20% and we expect to be capable of handling a larger percentage of high end specialty processes. The expansion prepares us for the anticipated growth in production orders as we exit the inventory correction that we're all so familiar with.

Turning to the organizational structure of Jazz. As you know, we recently announced the resignation of Shu Li, the CEO of our operating subsidiary, Jazz Semiconductor. Shu Li has been with the company since its inception in 2002 and he led the accomplishment of significant progress over the past 5 years, growing the company, expanding its customer base and building an industry-leading intellectual property portfolio.

Following his resignation I took over all of Dr. Li's operating duties including oversight of the day-to-day operations of Jazz Semiconductor. I expect to retain these responsibilities for the foreseeable future and we do not plan to hire anybody to fill Dr. Li's position. I continue to be supported by Paul Pittman, Ellen Hancock and the rest of the management team.

I'd now like to share with you our high level thoughts regarding the near term financial outlook. I would also like to mention that going forward we will be providing annual guidance but not necessarily quarterly guidance.

As Paul discussed earlier on our call, our performance in the first quarter was impacted by the industry-wide inventory correction. We believe this correction for Jazz Semiconductor and the rest of the industry is now bottoming and we expect an acceleration in purchase orders in the second quarter and beyond. A top priority will be to work to generate positive cash flow under all reasonable levels of fab loading and to grow revenue aggressively. We expect to see sequential revenue increase in the second quarter of 2007.

Second quarter EBITDA, earnings before interest, tax, depreciation, and amortization, should also improve sequentially due to top line growth and cost reductions.

Finally, we are still active in our $50 million equity buy back program adopted in February and mentioned by Paul earlier.

Concluding my prepared remarks, I would like to stress that we believe we have all the necessary ingredients in place to position Jazz as a leading, high performance analog intensive business. We have an extensive portfolio of specialty processes and over 300 design wins based on this know-how. Our customer base includes over 100 Blue Chip companies in some of the fastest growing end markets. Over the next 2 years we expect our differentiated analog intensive specialty processes to become more than 90% of our wafer starts, further leveraging our core competency and boosting our margins.

Before we open the line for questions, I'd like to remind everybody again that we have not completed our reporting process for the first quarter and will not be able to share any additional numbers beyond those provided in the prepared remarks. We will report full results for the quarter later this month or early next month.

Now let me open the call for questions. Operator?

Operator
Thank you, sir. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you have a question, please press star followed by the one on your touchtone phone. If you'd like to withdraw your question, press the star followed by the two. If you're using a speakerphone, please lift your handset before making your selection.

Our first question comes from Kurt Euler with Silverback Asset Management. Please go ahead.

K. Euler
Good morning, guys. Can you put some numbers around the revenue and EBITDA growth for the second quarter? I don't know if you can just give kind of broad ranges to just help us understand what you mean by sequential growth?

G. Amelio
I guess what we mean by sequential growth is just that. We expect the quarter to be better. I think it would be fair to say that since we're just now in the bottoming phase and that it will not be a dramatic shift, we think that it'll be sort of a gathering momentum as we go through the quarters of the rest of the year. But it won't be a hockey stick. It'll be a gradual building and strengthening.

K. Euler	Okay. And I guess what about for the rest of the year, what gives you confidence that we are seeing a bottoming here?

G. Amelio
Well, it's just the reports. You know the reason for the inventory correction was the predictions last year for the ultimate end consumption of the products that were built from these semiconductor chips was high, it was excessive. It was larger than what really happened so last year people stockpiled inventory based on a higher expectation. When that came down, they wound up with a far larger inventory than they expected and so they're trying to work that down.

As you can imagine, this ripple effect has an amplified effect on us, but as that does get worked out, they're going to have to replenish their inventory to normal levels based on today's business and to the extent that business improves, those inventory levels will also have to improve. I think that will be the result of what you're going to see.

Again as I said, I think you'll see a gathering momentum as you go through the year with each year getting better. Right now our best data and I think the general consensus is that we're essentially at the bottom right now. Whether it's this month, or next month, or last month, I don't now for sure, but I think that's the consensus and I agree with it.

K. Euler	Thanks.

Operator	Our next question comes from Marty Meyerson with MH Meyerson & Company, Inc. Please go ahead.

M. Meyerson	First of all I'd like to thank all of management for their extraordinary focus and planning. I think it's just wonderful what Paul has done and all of you.

My question is regarding the reference to analog. Could you clarify that for me please?

G. Amelio
Sure. Our processes, unlike digital CMOS, our processes are made up of a blend of many processes. A number of these processes are analog in nature, analog of course being signals that vary continuously rather than mere ones and zeroes such as sound or images. Those things ultimately have and the world we all live in is ultimately analog in nature. The world of the computer is digital.

In our chips what we do is we unify these 2 worlds. We make chips that have some digital on them, but mostly have really cool analog processes that allow you to do some really neat things like make RF transceivers, drive displays, do power management and smart power, amplification and what have you.

What's really differentiating about what we do is the fact that we almost uniquely have the ability to take these diverse set of processes and put them together on 1 integrated circuit and that's our real competitive advantage.

M. Meyerson	Thank you.

Operator	Our next question comes from Jim Bussone with North and Webster. Please go ahead.

J. Bussone	Good morning, folks.

Management	Good morning.

J. Bussone
Good morning. I guess you folks focus on the silicon germanium process and I know you have gallium arsenide out there. Could you tell me your process versus gallium arsenide, what are the advantages and disadvantages?

G. Amelio
Sure. Gallium arsenide is a compound semiconductor made up of the 2 materials you just stated, gallium and arsenide. It is an incredibly difficult material to work with. Earlier in my career I ran a gallium arsenide facility so I'm quite familiar with it. Other than being incredibly difficult to work with, it doesn't have a natural oxide. For example, in order to make MOS type devices so you sort of have to kluge that together and many other things.

Finally on top of all of that, it's exceedingly expensive. The world basically ever since then has been looking for a better alternative and the reality is silicon likes to talk to silicon. Silicon doesn't necessarily like to talk to gallium arsenide. This innovation that has emerged over the last 10 years has been to add germanium to the silicon processes as a way of accelerating the devices substantially. This is called increasing the mobility of the transistors.

The net effect is that you have the ability to make transistors that now run at effectively very close to gallium arsenide speeds. In our latest process, the highest frequency is called FT in the engineering jargon. That process is 200 gigahertz and that's a pretty amazing number to be done in what is basically a silicon process.

What we can do then is integrate this all on the same chip that has all the other stuff I mentioned earlier rather than having to work with a separate material, package it separately, manage the interface and all of the other things, complexities and costs that go with it. This is real cost savings and it also creates much more elegant devices by making them more compact and lower power.

J. Bussone
Okay. You previously ... you just said on the call that you made capacity expansion and that's increased it by approximately 20% so what are we looking at in terms of how many wafers a month you folks can put out now?

G. Amelio
You know the difficulty in giving you an number, I'll give you one in a second but I have to give you my disclaimer first. We run 70 different processes in this fab. Every one of them has a different amount of labor and effort into it so the number of wafers we could run is very highly dependent on the mix we're running.

What we have done is we have picked a generic process and called it our reference process and we measure capacity with respect to that reference process. When measured that way, we've increased the fab capacity from about 17,000 wafers a month to about 21,000 wafers a month. Now, let me quickly add based on all the other comments I added, that there probably will never be a month where we run exactly those numbers because the mix is constantly changing. But it is a way of measuring, it's a yardstick for measuring the amount of increased activity that you're able to support.

J. Bussone	And that's just by changing the processes that you're running?

G. Amelio
When you change the process, you change the amount of steps it takes too. For example, the difference between a conventional RF CMOS process and a bi-CMOS silicon germanium process, the complexity between the two is about 2:1. So it's a pretty dramatic difference and since we have many, many processes in between, the exact number of wafers you run varies with that.

Now let me hasten to add that those higher complexity processes also get higher prices so we feel that normalizing to a yardstick measure is a good way of communicating what our capability is.

J. Bussone	Okay, so 17,000 to 21,000 then will be the range depending upon how things are running in the fab?

G. Amelio	Yeah, depending on what the mix is.

J. Bussone	Okay. Could you break out I guess what geometries your production or orders are predominantly at?

G. Amelio
I would say the center ... we make everything from about 0.35 microns down to 0.013 microns. I would say the center of gravity today is approaching 180 or 0.18. I'd say most of our wafers or the largest number of wafers we make are around 0.18. We still make a significant amount at 0.25 and 0.35, but I would say that the vast majority or at least in terms of the starts we're currently experiencing is in the 0.18 category.

J. Bussone
Okay. Now like you said, you want to get away from the concentration of I think it was like 90% was essentially two customers, if I'm correct, in the past. And in the filings and everything you're anticipating that some of that will drop off. How quickly can you recover or pick some up with new customers which is what you want to do to offset that and do you think that that drop off is actually ... is it going to be gradual or is it going to be relatively significant?

G. Amelio
Let me just describe what the history has been so far. Of course 5 years ago 100% of the business was from the formation customers. In 2005 that number was about 60% so it had declined from 100% to 60% in 2005. In 2006 that number fell to approximately 40%. This year we expect that number to fall to about 30% so it's been fairly gradual although if any of the products we're running for our formation customers were to end of life, there could be a dramatic change, but that's not what we're forecasting at this time.

J. Bussone	Okay, great. Thank you.

Operator	Our next question comes from Brian Novellin with DRW Investments. Please go ahead.

B. Novellin	I was wondering if you could just comment on what's your optimal target capital structure?

P. Pittman
I'm not prepared to answer that question specifically. I think though that we can talk about sort of our general sense of what we want to do. We're prepared to have significant leverage on this company consistent with the cash flow we generate so we have a safe capital structure. That's obviously going to be a little bit of a function of the next acquisition we do, for example, and the amount of cash flow that comes with that acquisition. I think you should anticipate though that we will continue to reduce the float in the equity market either in the context of stock, but most certainly in the context of warrants because we think that's good for the long term upside of our share price.

B. Novellin	Okay. And then as far as the Shanghai NEC, is that a long term strategic holding for you? If there were to be an IPO, is that something you'd be interested in monetizing?

G. Amelio
Let's talk ... there's really 2 aspects to that question. First of all, we expect to have a long term relationship with HH NEC to act as a buffer fab facility for us and that is a way of taking the bumps out of the road as demand sometimes shifts unexpectedly. That relationship is working very well. We're very pleased with the results so we expect that to continue although the amount of wafers we run there will be frankly no more than we really need to run in order to maintain that stability that I talked about.

In terms of the economics of the deal, we would expect at some point in the future that HH NEC would go public, that the shares we own in the company would probably be subject to a lock up and that at the end of that lock up we would make a business decision as to whether we wanted to retain ownership or diversify those holdings.

Obviously that depends on an enormous number of details so I'm hesitant to speculate on exactly what we would do at that time, but that's the scenario I expect to play out.

B. Novellin	Got it. And then I was wondering was there any excess land that you acquired with the Newport Beach fab?

Management	No.

B. Novellin	No, okay. Thanks.

G. Amelio	That would be nice, wouldn't it? No, there wasn't.

Operator	The next question comes from Darice Liu with Maxim Group. Please go ahead.

D. Liu	It's Darice Liu. Good morning, guys. As you look at further acquisitions, are there any particular characteristics that you are seeking such as an offshore fab or one with more leading edge?

G. Amelio	I'm sorry, Darice, would you say that again?

D. Liu
As you look at further acquisitions, are there any particular characteristics that you're looking for such as a fab that's offshore, such as in Asia or one that has with more leading edge with higher geometry size?

G. Amelio
I think what we need is a fab that has the capability to support not only our current customers, but our customers' needs over the next several years and we anticipate that we will have to drop, decrease our geometries inevitably to 90 nanometers and maybe even at some distant point in the future 65 nanometers. We'd like to make sure the fab we buy in theory has the capability of running those processes although they may not be running those today.

The real issue is we're looking for lower cost and so our goal is to find fabs that are largely depreciated, if not fully depreciated, that can be bought under very favorable circumstances and therefore improve significantly our asset utilization.

I just want to stress that in the world of semiconductors today, there's a significant amount of transitioning from 8 inch wafers or 200 millimeter wafers to 12 inch wafers or sometimes called 300 millimeter wafers. This transition means that for those people who have had 8 inch wafer facilities that are now bringing on 12 inch, often they want to sell those old facilities because they're fundamentally incompatible with one another and those are coming on ... we expect those to continue to come onto the market and provide an ample source of opportunities for us to buy. So we think it's going to be a little bit of a buyer's market here and that's what we're aiming to do is to get a good deal for a facility in a very low cost area.

D. Liu	Any timeline on that?

G. Amelio	I think you should expect that that transaction will be done by the first quarter of 2008.

D. Liu	And in terms of the fab, can you provide some color on what the utilization rates were in 1Q versus what they were in 4Q and any expectations for 2Q?

G. Amelio	We're not prepared to provide that information this morning, sorry.

D. Liu	Okay. And then from the financial side, can you remind us what Jazz's 4Q financial profile was for revenues and EBITDA?

P. Pittman	Yes, just a moment. In the fourth quarter of 2006 the company, Jazz stand alone did approximately $56.1 million of revenue and its adjusted EBITDA was approximately $8.5 million.

D. Liu	Okay. Thank you.

Operator	Our next question is a follow up from Jim Bussone. Please go ahead.

J. Bussone
One that I forgot to ask earlier. What have you seen for historic pricing declines in the spaces that you folks do business in, what you're seeing now for pricing declines and where do you expect them to go going forward?

G. Amelio
I would say we have seen about a 20% fall off in prices. Now that's a very broad statement. That is not uniform across all of our processes we make, but I would say that if I had to handicap it, that's about what I've seen. What I expect to happen is what always happens in these markets is that as demand returns, that pricing will firm a little bit and become increasingly attractive before ultimately returning to the long term trend line.

If look at the semiconductor industry over 50 years or something like that, the trend line decline has been like 15% or 17% or some number like that so ultimately it'll return to that trend line.

In the case of analog intensive, it's been a little less than that and we would expect that ultimately our trend line would be less than that number. But for now, because of the severity of the inventory correction, I would say what we're seeing right now is about 20%, but I do think that will firm.

J. Bussone	Okay, great.

Operator	This does conclude our question and answer session. I'd like to turn the call back to Mr. Amelio for any closing remarks you may have.

G. Amelio
I want to thank everyone for their support. It's still early in our tenure here as new management. I just want to assure you we are very, very aggressively addressing the issues of the business and I remain as confident as ever that this business can be crafted into something that will be very enviable.

I'm delighted that so many of you decided to join us on this call today and I look forward to talking to you again in the hopefully not to distant future. Thanks a lot now.

Operator
Ladies and gentlemen, this does concludes the Jazz Technologies' investor conference call. If you'd like to listen to a replay of this call, you may do so by dialing 800-405-2236 or internationally at 303-590-3000 and entering pass code 11087081 followed by the pound sign.

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